Exhibit 99.1

News Release

Yellow Corporation Provides Quarter-To-Date Operating Data for Second Quarter 2023

NASHVILLE, Tenn., June 9, 2023 — Yellow Corporation (NASDAQ: YELL) reported certain operating metrics for the first two months of second quarter 2023.

For Yellow less-than-truckload (LTL), the percent changes 2023 from 2022 were:

	Shipments per Workday	Weight per Shipment	Tonnage per Workday	Revenue per Hundredweight (a)	Revenue per Shipment (a)
April	(15.4)%	(1.1)%	(16.4)%	(1.5)%	(2.6)%
May	(13.8)%	(2.9)%	(16.3)%	(3.8)%	(6.6)%
QTD	(14.6)%	(2.0)%	(16.3)%	(2.7)%	(4.7)%
(a)
Includes fuel surcharge

Excluding fuel surcharge, quarter-do-date LTL revenue per hundredweight increased 4.0% and quarter-to-date LTL revenue per shipment increased 1.9% compared to a year ago.

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About Yellow Corporation

Yellow operates one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America, providing customers with regional, national, and international shipping services throughout. Backed by a team of nearly 30,000 transportation professionals, Yellow’s flexible supply chain solutions and best-in-class expertise ensure the safe, timely delivery of industrial, commercial, and retail goods for customers of all sizes. Yellow’s principal office is in Nashville, Tenn., and is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com